United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD
Specialized Disclosure Report
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ONESPAN INC.
(Exact name of Registrant as specified in charter)
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Delaware	000-24389	36-4169320
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)
1 Marina Park Drive, Unit 1410
Boston, MA 02210
(Address of principal executive offices) (Zip Code)
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Lara Mataac, General Counsel
(312) 766-4001
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:

X	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.

Section 1 - Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
Conflict Minerals Disclosure
This Form SD is being filed pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended. A copy of OneSpan Inc.’s Conflict Minerals Report for the reporting period from January 1, 2024 through December 31, 2024 is filed as Exhibit 1.01 to this Form SD. The information in this Form SD, including the Conflict Minerals Report, is publicly available on our website at https://investors.onespan.com/financial-info/sec-filings/default.aspx.
Item 1.02 Exhibit
A Conflict Minerals Report for the calendar year ended December 31, 2024 is provided as Exhibit 1.01 to this Form SD.
Section 2 - Resource Extraction Issuer Disclosure
Item 2.01 Resource Extraction Issuer Disclosure and Report
Not applicable.
Section 3 - Exhibits
Item 3.01 Exhibits
The following exhibit is filed as part of this report.

Exhibit 1.01 -	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned, on May 30, 2025.

OneSpan Inc.

/s/ Lara Mataac
Lara Mataac
General Counsel